EXHIBIT 4

                          AMERICAN ENTERPRISE.COM CORP.

                       LEGAL SERVICES PLAN OF COMPENSATION

1.       Purpose of Plan

         The purpose of this Plan is to enable American Enterprise.com Corp. (the "Company") and its Subsidiaries to obtain competent consultants or advisors with outstanding abilities by making it possible for them to obtain Shares on terms that will give them a direct and continuing interest in the future success of the businesses of the Company and its Subsidiaries.

2.       Stock Subject to Plan

         Subject to adjustment in accordance with the provisions of Section 5, the total number of shares of common stock of the company ("Shares") which may be awarded under the Plan shall be 100,000 Shares.

3.       Grant of Awards

         Subject to the provisions of the Plan, the Board of Directors of the company or its designee shall determine (a) those consultants and advisors to whom awards or Shares are to be granted under the Plan (b) the number of Shares subject to each award, and (c) the terms and conditions of each award.

4.       Legal Construction

         The Plan shall become effective on January 4, 2000. The issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida.

5.       Effect of Changes in Capitalization

         If the number of outstanding Shares is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Board shall make a proportionate and appropriate adjustment in the aggregate number of Shares available under the Plan and the number and type of Shares subject to outstanding awards.

6.       Amendment of Plan

         The Company may amend this Plan from time to time as it deems desirable and shall make any amendments it believes is necessary in order to comply with the general purpose of the Plan.

7.       Termination of Plan

         The Company may, in its discretion, suspend or terminate the Plan at any time, but such termination or suspension shall not adversely affect any right or obligation with respect to any outstanding Shares.